                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT


                                    BETWEEN


                             SHERIDAN ENERGY, INC.


                                      AND


                             BANK ONE, TEXAS, N.A.



                          Effective September 30, 1997



                       ---------------------------------

            REDUCING REVOLVING LINE OF CREDIT OF UP TO $100,000,000

                       ---------------------------------

                               TABLE OF CONTENTS


                                                                            Page
ARTICLE I DEFINITIONS AND INTERPRETATION
          1.1   Terms Defined Above.......................................     1
          1.2   Additional Defined Terms..................................     1
          1.3   Undefined Financial Accounting Terms......................    15
          1.4   References................................................    15
          1.5   Articles and Sections.....................................    15
          1.6   Number and Gender.........................................    15
          1.7   Incorporation of Exhibits.................................    15

ARTICLE II  TERMS OF FACILITY
          2.1   Revolving Line of Credit..................................    15
          2.2   Use of Loan Proceeds......................................    16
          2.3   Interest..................................................    16
          2.4   Repayment of Loans and Interest...........................    16
          2.5   Outstanding Amounts.......................................    17
          2.6   Time, Place, and Method of Payments.......................    17
          2.7   Borrowing Base Determinations.............................    17
          2.8   Mandatory Prepayments.....................................    18
          2.9   Voluntary Prepayments.....................................    18
          2.10  Reduction or Termination of Commitment....................    19
          2.11  Commitment Fee............................................    19
          2.12  Engineering Fee...........................................    19
          2.13  Facility Fee..............................................    19
          2.14  Loans to Satisfy Obligations of Borrower..................    19
          2.15  Security Interest in Accounts; Right of Offset............    20
          2.16  General Provisions Relating to Interest...................    20
          2.17  Yield Protection..........................................    21
          2.18  Power of Attorney.........................................    22
          2.19  Letter of Credit Facility.................................    22
          2.20  Letter of Credit Fee......................................    23
          2.21  Limitation on Types of Loans..............................    23
          2.22  Limitations on Interest Periods...........................    24

ARTICLE III  CONDITIONS
          3.1   Receipt of Loan Documents and Other Items.................    24
          3.2   Each Loan and Letter of Credit............................    26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
          4.1   Due Authorization.........................................    28
          4.2   Corporate Existence.......................................    28
          4.3   Valid and Binding Obligations.............................    28
          4.4   Security Instruments......................................    29

          4.5   Title to Assets...........................................    29
          4.6   Scope and Accuracy of Financial Statements................    29
          4.7   No Material Misstatements.................................    29
          4.8   Liabilities, Litigation, and Restrictions.................    29
          4.9   Authorizations; Consents..................................    29
          4.10  Compliance with Laws......................................    30
          4.11  ERISA.....................................................    30
          4.12  Environmental Laws........................................    30
          4.13  Compliance with Federal Reserve Regulations...............    31
          4.14  Investment Company Act Compliance.........................    31
          4.15  Public Utility Holding Company Act Compliance.............    31
          4.16  Proper Filing of Tax Returns; Payment of Taxes Due........    31
          4.17  Refunds...................................................    31
          4.18  Gas Contracts.............................................    32
          4.19  Intellectual Property.....................................    32
          4.20  Casualties or Taking of Property..........................    32
          4.21  Locations of Borrower.....................................    32
          4.22  Subsidiaries..............................................    32
          4.23  Notice of Utility Security Instrument.....................    32

ARTICLE V  AFFIRMATIVE COVENANTS
          5.1   Maintenance and Access to Records.........................    33
          5.2   Monthly Financial Statements; Compliance Certificates.....    33
          5.3   Annual Financial Statements...............................    33
          5.4   Oil and Gas Reserve Reports...............................    33
          5.5   Title Opinions; Title Defects.............................    34
          5.6   Notices of Certain Events.................................    34
          5.7   Letters in Lieu of Transfer Orders; Division Orders.......    36
          5.8   Additional Information....................................    36
          5.9   Compliance with Laws......................................    36
          5.10  Payment of Assessments and Charges........................    36
          5.11  Maintenance of Corporate Existence and Good Standing......    37
          5.12  Payment of Notes; Performance of Obligations..............    37
          5.13  Further Assurances........................................    37
          5.14  Initial Fees and Expenses of Counsel to Lender............    37
          5.15  Subsequent Fees and Expenses of Lender....................    37
          5.16  Operation of Oil and Gas Properties.......................    38
          5.17  Maintenance and Inspection of Properties..................    38
          5.18  Maintenance of Insurance..................................    38
          5.19  INDEMNIFICATION...........................................    39
          5.20  Lockbox Arrangement.......................................    40
          5.21  Development Program.......................................    40
          5.22  Approved Acquisition......................................    40

ARTICLE VI  NEGATIVE COVENANTS
          6.1   Indebtedness..............................................    40
          6.2   Contingent Obligations....................................    41

          6.3   Liens.....................................................    41
          6.4   Sales of Assets...........................................    41
          6.5   Leasebacks................................................    41
          6.6   Sale or Discount of Receivables...........................    42
          6.7   Loans or Advances.........................................    42
          6.8   Investments...............................................    42
          6.9   Dividends.................................................    42
          6.10  Issuance of Stock; Changes in Corporate Structure.........    42
          6.11  Lines of Business.........................................    42
          6.12  Rental or Lease Agreements................................    43
          6.13  ERISA Compliance..........................................    43
          6.14  Current Ratio.............................................    43
          6.15  Tangible Net Worth........................................    43
          6.16  Debt Coverage Ratio.......................................    43
          6.17  Capital Expenditures......................................    43
          6.18  General and Administrative Expenses.......................    43

ARTICLE VII  EVENTS OF DEFAULT
          7.1   Enumeration of Events of Default..........................    43
          7.2   Remedies..................................................    46

RTICLE VIII  MISCELLANEOUS
          8.1   Transfers; Participations.................................    47
          8.2   Release by Borrower.......................................    47
          8.3   Survival of Representations, Warranties, and Covenants....    47
          8.4   Notices and Other Communications..........................    48
          8.5   Parties in Interest.......................................    48
          8.6   Rights of Third Parties...................................    48
          8.7   Renewals; Extensions......................................    48
          8.8   No Waiver; Rights Cumulative..............................    49
          8.9   Survival Upon Unenforceability............................    49
          8.10  Amendments; Waivers.......................................    49
          8.11  Controlling Agreement.....................................    49
          8.12  Disposition of Collateral.................................    49
          8.13  GOVERNING LAW.............................................    49
          8.14  JURISDICTION AND VENUE....................................    49
          8.15  WAIVER OF RIGHTS TO JURY TRIAL............................    50
          8.16  ENTIRE AGREEMENT..........................................    50
          8.17  ACKNOWLEDGMENT REGARDING CERTAIN PROVISIONS...............    50
          8.18  Counterparts..............................................    50

LIST OF EXHIBITS

Exhibit I   -   Form of Note
Exhibit II  -   Form of Borrowing Request
Exhibit III -   Form of Compliance Certificate

Exhibit IV  -   Disclosures - Liabilities, Litigation, Environmental
                Matters, Refunds, Gas Contracts, Casualties, Subsidiaries
Exhibit V   -   Lockbox Agreement
Exhibit VI  -   List and Description of Accrued Pre-Petition Liabilities

                                                                    EXHIBIT 10.1

                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT
                  -------------------------------------------


          THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into as of the 30th day of September, 1997, by and between SHERIDAN ENERGY, INC. (successor in interest by merger to TGX CORPORATION), a Delaware corporation (the "Borrower"), and BANK ONE, TEXAS, N.A., national banking association (the "Lender").


                              W I T N E S S E T H:
                              -------------------


          In consideration of the mutual covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows, amending and restating in its entirety the Amended and Restated Credit Agreement dated as of July 13, 1994, as amended, by and between the Borrower and the Lender.

                                    ARTICLE I
                                   ----------

                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

          1.1 Terms Defined Above. As used in this Agreement, the terms "Borrower" and "Lender" shall have the meaning assigned to them hereinabove.

          1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

          "Additional Costs" shall mean costs which the Lender determines in its reasonable discretion are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by the Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the
     Note in respect of any LIBO Rate Loan (other than franchise taxes and taxes imposed on the overall net income of the Lender), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of the Lender hereunder, (c) increases the Assessment Rate, or (d) imposes any other materially adverse condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.

          "Adjusted LIBO Rate" shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

          "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg.
     (S)240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

          "Agreement" shall mean this First Amended and Restated Credit Agreement, as it may be amended, supplemented, or restated from time to time.

          "Applicable Margin" shall mean as to each LIBO Rate Loan, 2.50%.

          "Available Commitment " shall mean, at any time, an amount equal to the remainder, if any, of (a) the lesser of the Commitment Amount or the Borrowing Base in effect at such time minus (b) the Loan Balance.

          "Base Rate" shall mean the interest rate announced or published by the Lender from time to time as its general reference rate of interest, which Base Rate shall change upon any change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by the Lender.

          "Borrowing Base" shall mean, at any time, the amount determined by the Lender in accordance with Section 2.7 and then in effect.

          "Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit , by the Borrower to the Lender for a borrowing pursuant to Sections 2.1 or 2.9, each of which shall:

               (a) be signed by a Responsible Officer of the Borrower;

               (b) be accompanied by a Compliance Certificate;

               (c) specify the amount requested and the date of the borrowing (which shall be a Business Day);

               (d) when requesting a Floating Rate Loan, be delivered to the Lender no later than 1:00 p.m. Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing, conversion, or prepayment;

               (e) when requesting a LIBO Rate Loan, be delivered to the Lender no later than 1:00 p.m., Central Standard or Daylight Savings Time, as the case may be, three (3) Business Days preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such Loan.

          "Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

          "Cash Flow" shall mean, for any period, on a consolidated basis, net income before extraordinary gains or losses of the Borrower for such period plus depreciation, amortization, depletion, and other non-cash expenses of the Borrower for such period less non-cash revenues for such period less Mandatory Capital Expenditures plus other cash revenues not reflected in net income of Borrower.

          "Closing Date" shall mean the effective date of this Agreement.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

          "Commitment" shall mean the obligation of the Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.19.

          "Commitment Amount" shall be $37,900,000.

          "Commitment Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.11.

          "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

          "Commitment Termination Date" shall mean June 30, 2000.

          "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

          "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with Section 5.2.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or
     (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          "Current Assets" shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries after eliminating any intercompany items, as of the date of calculation and after deducting adequate reserves, in each case in which a reserve is proper in accordance with GAAP, plus an amount equal to the Available Commitment.

          "Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of the date of calculation, but excluding (i) current maturities in respect of the Obligations, both principal and interest.

          "Debt Service" shall mean, the principal amount outstanding under the Note at the end of any fiscal quarter divided by 20, plus preferred stock dividends paid in cash during such fiscal quarter.

          "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

          "Default Rate" shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Engineering Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.12.

          "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental matters affecting any Property of the Borrower or the business conducted thereon.

          "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990; and the Federal Water Pollution Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time;
     (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

          "Event of Default" shall mean any of the events specified in
     Section 7.1.

          "Facility Fee" shall mean the fee payable to the Lender by the Borrower pursuant to Section 2.13.

          "Final Maturity" shall mean June 30, 2000.

          "Financial Statements" shall mean statements of the financial condition of the Borrower as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows for the Borrower and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants acceptable to the Lender and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP (except for interim statements subject to year end adjustments) consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

          "Floating Rate" shall mean an interest rate per annum equal to the Base Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate. This Floating Rate shall be effective as of the date of the acquisition from Pioneer.

          "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

          "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and

     Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

          "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

          "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; and (f) all obligations of such Person to pay the deferred purchase price of Property or services in the ordinary course of business of such Person.

          "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for, or the consent to, the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

          "Insolvent" or "Insolvency" shall mean, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

          "Interest Period" shall mean, subject to the limitations set forth in
     Section 2.22, with respect to any LIBO Rate Loan, a period commencing on the date such

     Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or, six months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

          "Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

          "L/C Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time, not including Letters of Credit for commodity hedge transactions.

          "Letter of Credit" shall mean any standby letter of credit issued by the Lender for the account of the Borrower pursuant to Section 2.19.

          "Letter of Credit Application" shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit.

          "Letter of Credit Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.20 upon or in connection with the issuance of a Letter of Credit.

          "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the offered quotation appearing on Telerate Page 3750 (British Bankers' Association Interest Settlement Rates) (or if such Telerate Page shall not be available, any successor or similar service selected by the Lender and the Borrower) as of approximately 11:00 a.m., London time, on the day two Business Days prior to the first day of such Interest Period for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan, or (b) the Highest Lawful Rate. If neither such Telerate Page 3750 nor any successor or similar service is available, the term "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards if necessary, to the nearest 1/16 of 1%) quoted to the Lender by prime banks in the London interbank market for Dollar deposits in an amount comparable to the principal amount of such LIBO Rate Loan and having a term comparable to the Interest Period for such LIBO Rate Loan at approximately 11:00 a.m., London time two Business Days prior to the first day of such Interest Period for such LIBO Rate Loan, or
     (b) the Highest Lawful Rate.

          "LIBO Rate Loan" shall mean any Loan and any portion of the Loan Balance which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bear interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

          "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

          "Limitation Period" shall mean any period while (i) any amount remains owing on the Note and (ii) interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

          "Loan" shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

          "Loan Balance" shall mean, at any time, the outstanding principal balance of the Note plus the L/C Exposure at such time.

          "Loan Documents" shall mean this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, the Security Instrument, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

          "Lockbox" shall mean P.O. Box 297084, Houston, Texas 77297, established by the Borrower with the Lender to which each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties shall be directed to make remittance.

          "Lockbox Account" shall mean account No. 1884148238 of the Borrower established with the Lender in association with the Lockbox and to which the Borrower and the Lender shall have access by way of draft, check, wire transfer of funds, or otherwise to the extent specified in Section 5.20.

          "Lockbox Agreement" shall mean the lockbox agreement between the Borrower and the Lender relating to the Lockbox and being in form and substance satisfactory to the Lender, as the same may be amended, restated, or supplemented from time to time.

          "Mandatory Capital Expenditures" shall mean the capital expenditures which were projected to have been expended during such period in Lender's engineering analysis.

          "Material Adverse Effect" shall mean (a) any adverse effect on the business, operations, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, which materially increases the risk that any of the Obligations will not be repaid as and when due, or (b) any material adverse effect upon the Collateral taken as a whole, provided, however, that any change or event resulting from (i) changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products, or (ii) changes in general economic conditions, including general stock market conditions and interest rate changes shall not constitute a Material Adverse Effect.

          "Monthly Reduction Amount" shall mean, at any time, the amount determined by the Lender in accordance with Section 2.7 and then in effect.

          "Mortgaged Properties" shall mean all Oil and Gas Properties of the Borrower subject to a perfected first-priority Lien in favor of the Lender, subject only to Permitted Liens, as security for the Obligations.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Income" shall mean, for any period, the net income of the Borrower on a consolidated basis for such period, determined in accordance with GAAP.

          "Note" shall mean the promissory note of the Borrower, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

          "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees, Letter of Credit Fees, and Engineering Fees, and (e) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document and including any agreement executed with the Lender in regard to interest rate hedges, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

          "Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies which are not delinquent or remain payable without penalty, or to the extent non-payment thereof is permitted by the terms hereof or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, artisans, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not overdue by more than 30 days, or if overdue by more than 30 days, which are being contested in good faith by appropriate proceedings, (d)

     Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not overdue by more than 30 days, or if overdue by more than 30 days, which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,
     (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, licenses, reservations, provisions, covenants, conditions, waivers and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or in the aggregate materially detract from the value or use of the Property to which they apply to the extent that it would cause a Material Adverse Effect, (g) Liens in favor of the Lender and other Liens expressly permitted under the Security Instruments, (h) Liens incurred or deposits made in the ordinary course of business, to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not in any of the cases specified herein, incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property, (i) attachments, judgment and other similar Liens arising in connection with court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being contested in good faith, (j) Liens securing obligations in connection with capital leases provided that such capital leases are permitted under the provisions of this Agreement, (k) Liens arising from precautionary Uniform Commercial Code filings with respect to operating leases or consignment arrangements otherwise permitted hereunder, (l) licenses, leases and subleases permitted under this Agreement and granted to others that do not interfere in any material respect to the business and operations of the Borrower and its subsidiaries taken as a whole, and (m) extensions, renewals and replacements of Liens referred to in clauses (a) through (m) above.

          "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

          "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Principal Office" shall mean the principal office of the Lender in Houston, Texas, presently located at 910 Travis Street, Houston, Texas 77002-5860.

          "Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

          "Regulatory Change" shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the Lender.

          "Reimbursement Obligation" shall mean the obligation of the Borrower to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

          "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

          "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in
     Section 4241 of ERISA.

          "Reportable Event" shall mean the occurrence of any "reportable event" as such term is defined in Section 4043 of ERISA, which could reasonably be expected to have a Material Adverse Effect, for which the disclosure requirements of Section 4043 promulgated by the Pension Benefit Guaranty Corporation (or any entity succeeding to any or all of its functions under ERISA) have not been waived.

          "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such

     Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Reserve Report" shall mean each report delivered to the Lender pursuant to Section 5.4.

          "Responsible Officer" shall mean, as to any Person, its President, its Chief Executive Officer or its Chief Financial Officer or any Vice President.

          "Security Instruments" shall mean the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

          "Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared on a consolidated basis and in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, unamortized underwriters' debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared on a consolidated basis and in accordance with GAAP.

          "Transferee" shall mean any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

          1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

          1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

          1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

          1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

          1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.


                                   ARTICLE II
                                   ----------

                               TERMS OF FACILITY
                               -----------------

          2.1 Revolving Line of Credit. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to make any Loan so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to make Loans, in immediately available funds at the Principal Office, to or for the benefit of the Borrower, from time to time on any Business Day designated by the Borrower following receipt by the Lender of a Borrowing Request; provided, however, no Loan shall exceed the then existing Available Commitment.

          (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow such funds. Except for prepayments made pursuant to Section 2.8, each borrowing and prepayment of principal of Loans shall be in an amount at least equal to $50,000.00. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $100,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

          (c) The Loans shall be made and maintained at the Principal Office and shall be evidenced by the Note.

          2.2 Use of Loan Proceeds. Proceeds of all Loans shall be used solely for acquisition, exploration, production, processing, transporting and development of oil and gas properties and general corporate working capital. Letters of Credit shall be used solely for general corporate purposes; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

          2.3 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.16), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan, the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365, or 366 where applicable, days and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate
Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

          2.4  Repayment of Loans and Interest.   Accrued and unpaid interest on
each outstanding Floating Rate Loan shall be due and payable monthly on the first day of each calendar month while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity. At the time of making each payment hereunder or under the Note, the Borrower shall specify to the Lender the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment as it may elect in its sole discretion.

          2.5 Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations by the Lender on its records or ledger sheets affixed to the Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

          2.6 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          2.7 Borrowing Base Determinations. (a) The Borrowing Base as of the date of the acquisition from Pioneer Natural Resources USA, Inc. ("Pioneer") is acknowledged by the Borrower and the Lender to be $37,900,000. The Monthly Reduction Amount as of December 1, 1997, is acknowledged by the Borrower and the Lender to be $625,000. Commencing on January 1, 1998, and continuing thereafter on the first day of each calendar month through the next Borrowing Base review and redetermination, the amount of the Borrowing Base shall be reduced by $550,000.

          (b) The Borrowing Base and the Monthly Reduction Amount shall be redetermined semi-annually (by June 1st and December 1st of each year beginning June 1, 1998), on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other information available to the Lender. Notwithstanding the foregoing, the Lender may at its sole discretion redetermine the Borrowing Base and the Monthly Reduction Amount at any time and from time to time.

          (c) Upon each determination of the Borrowing Base by the Lender, the Lender shall notify the Borrower promptly in writing of such determination, and the Borrowing Base and the Monthly Reduction Amount so communicated to the Borrower shall become effective upon such notification and shall remain in effect until the next subsequent determination of the Borrowing Base and the Monthly Reduction Amount.

          (d) The Borrowing Base and the Monthly Reduction Amount shall represent, respectively, the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and its customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties and the estimated, monthly decline in such value. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

          2.8  Mandatory Prepayments.   If at any time the Loan Balance exceeds
the lesser of the Commitment Amount or the Borrowing Base then in effect, the Borrower shall, within 30 days of notice from the Lender of such occurrence, (a) prepay, or make arrangements acceptable to the Lender for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional collateral, of character and value satisfactory to the Lender in its sole and reasonable discretion, to secure the Obligations by the execution and delivery to the Lender of security instruments in form and substance satisfactory to the Lender, or (c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and acceptable to the Lender in its sole and reasonable discretion. In the event that a mandatory prepayment is required under this Section and the outstanding principal balance of the Note is less than the amount required to be prepaid, the Borrower shall repay the entire outstanding principal balance of the Note and, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the lesser of the Commitment Amount or the Borrowing Base. The cash deposited with the Lender in satisfaction of the requirement provided in this Section may be invested, at the sole and reasonable discretion of the Lender and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lender.

          2.9 Voluntary Prepayments. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans without prepayment penalty provided, however, (a) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, and (b) no such prepayment shall serve to postpone the repayment when due of any Obligation. Provided, however, that in the event this facility is voluntarily refinanced by another commercial bank or is voluntarily canceled by Borrower in its entirety before Final Maturity, the Borrower will pay to Lender a prepayment fee of $250,000 if such occurs in the calendar years of 1997 or 1998 and $150,000 if in the calendar year 1999. Provided, further, that if such refinancing or cancellation in its entirety occurs or results from an acceleration of the Note due to an Event of Default other than resulting from a deliberate attempt by Borrower to invite or suffer the same to occur in an attempt to avoid such prepayment penalty for a voluntary refinancing or cancellation in its entirety, no such prepayment penalty shall be due and payable by Borrower.

          2.10 Reduction or Termination of Commitment. The Borrower shall have the right to terminate in whole the Commitment Amount upon at least three (3) Business Days prior notice (which notice shall be irrevocable) to the Lender specifying the effective date, thereof, the amount by which the unpaid principal amount of the Loans exceeds the Commitment Amount (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid.
The Commitment Amount may not be reinstated after it has been terminated.

          2.11 Commitment Fee. In addition to interest on the Note as provided herein and the Engineering Fees, Facility Fees and Letter of Credit Fees, and to compensate the Lender for maintaining funds available, the Borrower shall pay to the Lender, in immediately available funds, on the first day of October, 1997, and on the first day of each third calendar month thereafter during the Commitment Period, a fee in the amount of three-eighths of one percent (3/8%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding three month period. The fees shall become effective September 30, 1997. The Commitment Fee due on the Commitment Termination Date shall be calculated from the date of the immediately preceding Commitment Fee payment date through the Commitment Termination Date.

          2.12  Engineering Fee.   In addition to interest on the Note as
provided herein and the Commitment Fees, Facility Fees and Letter of Credit Fees payable hereunder and to compensate the Lender for the costs of evaluating the Collateral and reviewing the Reserve Reports, the Borrower shall pay to the Lender, in immediately available funds, on the date of each redetermination of the Borrowing Base, an engineering fee in the amount of $5,000.

          2.13  Facility Fee.   In addition to interest on the Note as provided
herein and Commitment Fees, Engineering Fees and Letter of Credit Fees payable hereunder and to compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender on the date of any increase in the Borrowing Base, in immediately available funds, a facility fee in the amount equal to one-half percent (1/2%) on the amount of any increase in the Borrowing Base above $40,000,000, effective November 30, 1997. This Facility Fee of $300,000, of which $100,000 has been paid prior to the execution hereof, leaving a balance of $200,000 shall be paid upon the execution of this Agreement.

          2.14 Loans to Satisfy Obligations of Borrower. The Lender may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower contained in this Agreement or any other Loan Document. Any such Loan shall be evidenced by the Note and shall bear interest at the Floating Rate.

          2.15 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned, and/or released by the Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, during the continuance of an Event of Default the Borrower hereby grants to the Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Nothing contained herein, however, shall be construed to grant to Lender a security interest in, or otherwise encumber, any funds of royalty owners, other working interest owners, partnerships for which Borrower acts as general partner, or other third parties for which Borrower receives and disburses proceeds in the ordinary course of business.

          2.16 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of
Article 5069-1D.001, et seq., Vernon's Texas Civil Statutes, as amended, the Borrower agrees that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

          (b) Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

          (c) If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful
Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

          (d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

          2.17 Yield Protection. (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time such amounts as the Lender may determine are necessary to compensate it for any Additional Costs incurred by the Lender.

          (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender from time to time on request such amounts as the Lender may reasonably determine are necessary to compensate the Lender for any costs attributable to the maintenance by the Lender, pursuant to any Regulatory Change, of capital in respect of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lender to a level below that which the Lender could have achieved but for such Regulatory Change.

          (c) The Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error.

          (d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lender such amounts as shall be sufficient in the reasonable opinion of the Lender to compensate it for any actual loss (but not lost profits), cost, or expense incurred by and as a result of:

              (i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

              (ii) any failure by the Borrower to borrow a LIBO Rate Loan from the Lender on the date for such borrowing specified in the relevant Borrowing Request.

The Lender will furnish calculations of its actual losses.

          (e) Notwithstanding the provisions of Sections 2.17(a), (b), (c) and
(d) above:

              (i) the Borrower shall not be required to pay to Lender reimbursement with regard to any costs or expenses described in such Sections unless the Lender notifies the Borrower of such costs or expenses within 30 days after the date such are paid or incurred.

              (ii) the Lender shall not be permitted to pass through to the Borrower charges and costs under such Sections on a discriminatory basis (i.e., which are not also passed through by Lender to all other customers of the Lender similarly situated where such customer is subject to documents providing for such pass through).

          2.18 Power of Attorney. The Borrower hereby designates the Lender as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon and only upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Lender pursuant to Section 3.1(i)(iv), 3.1(i)(v) or Section 5.7, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Lender shall reasonably and lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date (but shall not be exercisable unless and until an Event of Default has occurred and is continuing) and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender under the Loan Documents and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

          2.19 Letter of Credit Facility. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two (2) Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by the Borrower; provided, however, (a) no Letter of Credit shall have an expiration date which is more than three hundred sixty-five (365) days after the issuance thereof or subsequent to the Commitment Termination Date, and (b) the Lender shall not be obligated to issue any Letter of Credit if (i) the face amount thereof would exceed the Available Commitment, or (ii) after giving effect to the issuance thereof, (A) the Loan Balance then outstanding, would exceed the lesser of the Commitment Amount or the Borrowing Base then in effect, or (B) the L/C Exposure would exceed $500,000.00.

     (b) Should the Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, such payment by the Lender on account of such Letter of Credit shall be treated, for all purposes, as an advance against the Note.

          2.20 Letter of Credit Fee. In addition to interest on the Note as provided herein and Commitment Fees and Facility Fees payable hereunder, the Borrower agrees to pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to two percent (2%) per annum, calculated on the basis of a year of 365 or 366 days and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued. The Borrower also agrees to pay to the Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

          2.21 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than five separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan, and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

          (a) the Lender determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

          (b) the Lender determines (which determination shall be conclusive) that the rates of interest referred to in the definition of "LIBO Rate" in
     Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Loan for such Interest Period, then the Lender shall give the Borrower prompt notice thereof; and so long as such condition remains in effect, the Lender shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans, and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.9. Before giving such notice pursuant to this Section, the Lender will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lender to make LIBO Rate Loans hereunder and will not, in the opinion of the Lender, be materially disadvantageous to the Lender.

          2.22 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month,
(b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after Final Maturity shall end on Final Maturity, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.


                                   ARTICLE III
                                  ------------

                                   CONDITIONS
                                   ----------

          The obligations of the Lender to enter into this Agreement and to make the initial Loan or issue any initial Letters of Credit hereunder are subject to the satisfaction of the following conditions precedent:

          3.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation under this Agreement to make any initial loan unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Lender or its counsel of the title of the Borrower to its Oil and Gas Properties up to the amount of the Borrowing Base, shall be satisfactory to the Lender, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

          (a) multiple counterparts of this Agreement, as requested by the Lender;

          (b) the Note;

          (c) copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of the Borrower accompanied by a certificate issued by the secretary or assistant secretary of the Borrower to the effect that each such copy is correct and complete;

          (d) certificates of incumbency and signatures of all officers of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, each such certificate being executed by the secretary of the Borrower;

          (e) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of the Borrower, accompanied by certificates of the secretary of the Borrower to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

          (f) the following documents ratifying, amending, and otherwise establishing Liens in favor of the Lender in and to the Collateral:

              (i) Ratification of Amended and Restated Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement from the Borrower covering certain designated Oil and Gas Properties of the Borrower situated in the States of Arkansas, Oklahoma and Texas and all improvements, personal property, and fixtures related thereto;

              (ii) Financing Statements from the Borrower, as debtor, constituent to the instrument described in clause (i) above;

              (iii) Ratification of Collateral Mortgage and Security Agreement from the Borrower covering certain designated Oil and Gas Properties of the Borrower situated in the State of Louisiana and all improvements, personal property, and fixtures related thereto; and

              (iv) Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production and Financing Statement from the Borrower covering the Oil and Gas Properties purchased from Pioneer and other newly acquired property;

              (v) Financing Statements from the Borrower, as debtor, constituent to the instrument described in clause (iv) above;

              (vi) notification letters, in form and substance satisfactory to the Lender, from the Borrower to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, authorizing and directing the addressees to make payments attributable to production from the Mortgaged Properties directly to the Lockbox or the Lender, as requested by the Lender;


          (g) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower in its jurisdiction of incorporation and in any other jurisdictions where it does business;

          (h) results of searches of the UCC Records of the Secretary of State of the States of Texas, Louisiana, Mississippi, Alabama and Oklahoma from a source acceptable to the Lender and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement;

          (i) confirmation, acceptable to the Lender, of the title of the Borrower to the Oil and Gas Property purchased from Pioneer, free and clear of Liens other than Permitted Liens;

          (j) the Lender shall have received the payment of all Engineering Fees, Facility Fees, Letter of Credit Fees, and other fees payable to the Lender hereunder and reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for
     (i) all reasonable fees and expenses of counsel to the Lender for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan or Letter of Credit Application, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit Application; and

          (k) proof satisfactory to the Lender that the Pioneer purchase has been completed and that the purchase of $20,000,000 of stock described in the Stock Purchase Agreement dated November 28, 1997, between Enron Capital & Trade Resources Corp. and the Borrower has been completed.

          (l) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

          3.2 Each Loan and Letter of Credit. The Lender shall not be obligated to make any Loan or issue any Letter of Credit unless:

          (a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, or a Letter of Credit Application at least two Business Days prior to the requested issuance date for the relevant Letter of Credit; and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

          (b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

          (c) if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or the issuance of such Letter of Credit;

          (d) to the extent appropriate, with respect to the addition of additional Oil and Gas Properties as a component included in the Borrowing Base, the Lender shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Lender with respect to such Loan or Letter of Credit;

          (e) no event shall have occurred which, in the reasonable opinion of the Lender, could have a Material Adverse Effect;

          (f) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or the issuance of such Letter of Credit (except for such representations and warranties which expressly refer to a prior date in which case they shall be true and correct as of such earlier date); provided; however, that for purposes of this Section 3.2, in each representation and warranty in Article IV that makes reference to an Exhibit, the representation under this Section 3.2 that such representation and warranty in Article IV is true on and as of the date of making of such Loan or issuance of such Letter of Credit shall take into account (i) subsequent amendments to any Exhibit referred to therein, (ii) notice received by the Lender which makes specific reference to the applicable Exhibit specifying any exception, or (ii) disclosure made by the Borrower prior to the date of such representation or warranty provided that such amendment, exception or disclosure amends or waives provisions of this Agreement or is otherwise required under the terms of this Agreement.

          (g) all of the Security Instruments shall be in full force and effect and provide to the Lender the security intended thereby;

          (h) neither the consummation of the transactions contemplated hereby nor the making of such Loan or the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law except where such contravention, violation or conflict would not reasonably be expected to have a Material Adverse Effect; and

          (i) the Borrower shall hold full legal title to the Collateral and be the sole beneficial owner thereof, subject, however, to any Permitted Liens.


                                   ARTICLE IV
                                   ----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          To induce the Lender to enter into this Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

          4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Note, the repayment of the Note and interest and fees provided for in the Note and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) to the Borrower's knowledge contravene or conflict with any Requirement of Law, the contravention or violation of which would be expected to have a Material Adverse Effect, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, the contravention of which would be expected to have a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents and Permitted Liens.

          4.2 Corporate Existence. The Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

          4.3 Valid and Binding Obligations. All Loan Documents when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws or judicial decisions affecting creditors' rights generally and by general equitable principals.

          4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Lender, a legal, valid, and enforceable, except as may be limited by bankruptcy, insolvency and other similar laws or judicial decisions affecting creditors' rights generally and by general equitable principals, Lien in all right, title, and interest of the Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrower in the Collateral described therein subject, however, to Permitted Liens.

          4.5 Title to Assets. The Borrower has defensible title to all of its Properties necessary or used in the ordinary course of the Borrower's business, free and clear of all Liens except Permitted Liens except where the failure to do so would not have a Material Adverse Effect.

          4.6 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower as of December 31, 1996, present fairly the financial position and results of operations and cash flows of the Borrower in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. As of the Closing Date, no event or circumstance has occurred since December 31, 1996, which could reasonably be expected to have a Material Adverse Effect except as has been disclosed to the Lender.

          4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect as of the date made or deemed made.

          4.8 Liabilities, Litigation, and Restrictions. Other than as listed under the heading "Liabilities" on Exhibit attached hereto, the Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as set forth under the heading "Litigation" on Exhibit IV hereto, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any impairment of its ownership of any material Collateral or have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower or which would not reasonably be expected to have a Material Adverse Effect.

          4.9 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrower of the Obligations.

          4.10 Compliance with Laws. To the best knowledge of the Borrower, the Borrower and its Property, including, without limitation, the Mortgaged Property, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

          4.11 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code except where such occurrence or non-compliance would not reasonably be expected to have a Material Adverse Effect. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability of more than $500,000. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability by more than $500,000 under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

          4.12 Environmental Laws. To the best knowledge and belief of the Borrower, except as would not have a Material Adverse Effect, or as described on
Exhibit IV under the heading "Environmental Matters:"

          (a) no Property of the Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

          (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

          (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred; and

          (d) no Environmental Complaint has been received by the Borrower.

          4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

          4.14 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          4.15 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.16 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax return and all other material tax returns which are required to be filed, other than for those returns which are not yet due or for which appropriate extensions have been received, including those for partnerships for which the Borrower is a general partner, and has paid all federal and other material taxes due except (i) such as are being contested in good faith, and (ii) taxes, assessments, levies or other charges imposed by any other governmental authority (other than federal income taxes) with respect to which the failure to make payments would not, by reason of the amount thereof or of remedies available to such governmental authorities, reasonably be expected to have a Material Adverse Effect. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate.

          4.17 Refunds. Except as described on Exhibit under the heading "Refunds," no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting any material part of the Mortgaged Property.

          4.18 Gas Contracts. Except as described on Exhibit IV under the heading "Gas Contracts," the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any material contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has not produced gas, in any material amount, subject to, and neither the Borrower nor any material portion of the Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has established monetary reserves adequate in amount to satisfy such obligations.

          4.19 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted except where the failure to own or be licensed would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements would not reasonably be expected to have a Material Adverse Effect.

          4.20 Casualties or Taking of Property. Except as disclosed on Exhibit IV under the heading "Casualties," from December 31, 1996, to the Closing Date, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

          4.21 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 8.4 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Lender have been filed.

          4.22 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries except those described on Exhibit IV under the heading "Subsidiaries".

          4.23 Notice of Utility Security Instrument. The Borrower has never filed a notice of utility security instrument affecting real property pursuant to Section 35.07 of the Texas Business and Commerce Code.

                                   ARTICLE V
                                   ---------

                             AFFIRMATIVE COVENANTS
                             ---------------------


          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

          5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP subject to customary adjustments, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender upon 15 day prior written notice (except if an Event of Default has occurred and is continuing, in which event no prior notice shall be required), make such records available for inspection by the Lender during normal business hours and allow the Lender to make and take away copies thereof. Unless an Event of Default has occurred and is continuing, the Lender shall pay its own costs and expenses relating to the exercise of its rights under this Section and such inspection shall be limited to no more than once in any calendar year.

          5.2 Monthly Financial Statements; Compliance Certificates. Deliver to the Lender, (a) on or before the 30th day after the month end of the Borrower, a copy of the unaudited consolidated Financial Statements of the Borrower as at the close of such monthly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP consistently applied subject to customary adjustments and as a fair presentation of the condition of the Borrower subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 45th day after the close of each fiscal quarter, a Compliance Certificate.

          5.3 Annual Financial Statements. (a) Deliver to the Lender, on or before the 90th day after the close of each fiscal year of the Borrower, a copy of the annual audited consolidated Financial Statements of the Borrower prepared by Price Waterhouse & Company or another national accounting firm.

          (b) Deliver within 30 days of any request therefor to the Lender all Financial Statements, federal tax returns or other information on any partnership in which the Borrower or any of its subsidiaries as may be reasonably requested by the Lender, from time to time.

          (c) Deliver within 30 days of any request therefore to the Lender all Financial Statements on the Comite Field Plant Venture and copies of Associated Natural Gas, Inc.'s calculations of Borrower's net profits interest for the Comite Field Gas Gathering System as may be in the possession or control of the Borrower and reasonably requested by the Lender from time to time.

          5.4 Oil and Gas Reserve Reports. (a) Deliver to the Lender no later than April 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender prepared by Netherland, Sewell & Associates or another consulting petroleum engineering firm reasonably acceptable to the Lender as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties as of December 31 of the previous year for which such reserve reports are furnished,
(ii) the aggregate present value of the future net income with respect to such Mortgaged Properties, discounted at a stated per annum discount rate of proven and producing reserves, and (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves. Simultaneously therewith, Borrower shall furnish to Lender information with respect to any material "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower.

          (b) Deliver to the Lender no later than October 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender prepared by Netherland, Sewell & Associates (or other consulting petroleum engineers reasonably acceptable to Lender) or by or under the supervision of the chief petroleum engineer of the Borrower evaluating the Mortgaged Properties as of June 30 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to
Section 5.4(a).

          (c) Each of the reports provided pursuant to this Section shall be submitted to the Lender together with additional data concerning pricing, quantities of production from the Mortgaged Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Lender may reasonably request.

          5.5 Title Opinions; Title Defects. Promptly upon the request of the Lender, furnish to the Lender title opinions, in form and substance and by counsel satisfactory to the Lender, or other confirmation of title acceptable to the Lender, covering Oil and Gas Properties constituting not less than 85% of the present worth value, determined by the Lender in its sole discretion, of the Mortgaged Properties; and promptly, but in any event within 60 days after notice by the Lender of any defect, material in the opinion of the Lender in value, in the title of the Borrower to any of its Oil and Gas Properties, cure such title defects, and, in the event any such title defects are not cured in a timely manner, Lender may redetermine the Borrowing Base in accordance with Section 2.7 taking such title defects into account, and to the extent that the Loan Balance exceeds such redetermined Borrowing Base, Borrower shall eliminate such excess in accordance with the provisions of Section 2.8.

          5.6 Notices of Certain Events. Deliver to the Lender, within the earlier of a reasonable period of time considering the nature of such occurrence or five (5) Business Days after having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:

          (a) any Default or Event of Default;

          (b) any default or event of default under any contractual obligation of the Borrower or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved and relating to Borrower is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

          (d) the receipt by the Borrower of any Environmental Complaint which could reasonably be expected to have a Material Adverse Effect;

          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or adjacent to any Property of the Borrower following any allegation of a violation of any Requirement of Law in each case which would reasonably be expected to have a Material Adverse Effect;

          (f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization in each case which could reasonably be expected to have a Material Adverse Effect;

          (g) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property on a monthly basis;

          (h) any change in the senior management (which, for the purposes hereof shall mean the President, Chief Executive Officer, Chief Operating Officer, or the Chief Financial Officer) of the Borrower;

          (i) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto, in each case, which would reasonably be expected to have a Material Adverse Effect; and

          (j) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

          5.7 Letters in Lieu of Transfer Orders; Division Orders. Within 10 days of the request therefor by the Lender at any time and from time to time, and without limitation on the rights of the Lender pursuant to Section 2.18, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Lender in satisfaction of the condition set forth in Section 3.1(i)(iv), 3.1(i)(v) and/or division and/or transfer orders as are necessary or appropriate, after an Event of Default, to transfer and deliver to the Lender proceeds from or attributable to any Mortgaged Property.

          5.8 Additional Information. Furnish to the Lender, within ten days after any material report (other than financial statements) or other communication is sent by the Borrower to its stockholders or filed by the Borrower with the Securities and Exchange Commission or any successor or analogous Governmental Authority, copies of such report or communication and, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower or its partnerships as the Lender may from time to time reasonably request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

          5.9 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply except to the extent that failure to comply or cause compliance would not reasonably be expected to have a Material Adverse Effect.

          5.10 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien other than a Permitted Lien against the Property of the Borrower, including all trade creditors and vendors within sixty (60) days of receipt of their invoices, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

          5.11 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

          5.12 Payment of Notes; Performance of Obligations. Pay the Note according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of its other Obligations.

          5.13 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the express terms of the Loan Documents.

          5.14 Initial Fees and Expenses of Counsel to Lender. On the Closing Date, promptly reimburse the Lender for all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

          5.15 Subsequent Fees and Expenses of Lender. Within 30 days of request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Lender to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Lender under any of the Loan Documents; and to protect the Properties or business of the Borrower including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to
(a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender subsequent to the occurrence, and during the continuance of an Event of Default, (d) reasonable fees and expenses incurred in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in (S)362 Title 11 of the United States Code, and (f) reasonable fees and expenses incurred in connection with any action pursuant to (S)1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest, if any, at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date which is thirty (30) days after receipt of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the

Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

          5.16 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.17 Maintenance and Inspection of Properties. Maintain all of its material tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Lender to visit and inspect any tangible Property of the Borrower during normal business hours after fifteen (15) days prior notice to the Borrower (provided that no such prior notice shall be required if an Event of Default exists and is continuing). Unless an Event of Default has occurred and is continuing, the Lender shall pay it sown costs and expenses relating to the exercise of its rights under this Section and such inspections shall be limited to no more than once during any calendar year.

          5.18 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lender and, within 30 days of the Closing Date for property damage insurance covering Collateral and business interruption insurance, if any, maintained by Borrower, naming the Lender as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, reasonably satisfactory to the Lender, of the maintenance of such insurance. If an Event of Default has occurred and is continuing, the Lender shall have the right to collect, and the Borrower hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. If an Event of Default has occurred and is continuing, in the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $1,000,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $1,000,000 or less, provided that no Default or Event of Default has occurred and is continuing (other than those which exist as a result of such damage, loss or destruction), the Lender shall deliver any such proceeds received by it to the Borrower. In the event the Lender receives insurance proceeds not attributable to Collateral or business interruption, or otherwise permitted to be paid to or retained by the Borrower as provided in this Section, the Lender shall deliver any such proceeds to the Borrower.

          5.19  INDEMNIFICATION.   INDEMNIFY AND HOLD THE LENDER AND ITS
SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF ANY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, AND (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE LENDER OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. THE FOREGOING INDEMNITY SHALL COVER AND INCLUDE ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, ON THE PART OF THE LENDER OR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT, AND SHALL COVER ALL CLAIMS, DAMAGES, LIABILITIES, AND EXPENSES, INCLUDING ATTORNEYS FEES, WHICH MAY BE ASSERTED AGAINST LENDER IN CONNECTION WITH OR ARISING OUT OF ANY INVESTIGATION, LITIGATION OR PROCEEDING RELATED TO THIS TRANSACTION; PROVIDED, HOWEVER, THAT THE INDEMNIFICATION PROVIDED HEREIN SHALL NOT APPLY TO ANY SUCH CLAIMS, DAMAGES OR LIABILITIES ARISING FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF LENDER OR ANY OF ITS OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES. THE FOREGOING INDEMNITY SHALL SURVIVE SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

          5.20 Lockbox Arrangement. Execute, maintain in full force and effect, and comply in all respects with the provisions of such documentation as may be reasonably required by the Lender to establish the Lockbox and the Lockbox Account (including, without limitation, the Lockbox Agreement with attached schedule of Lockbox Standard Processing Procedures and an associated Lockbox Setup Checklist); direct all purchasers of production from the Mortgaged Properties to make remittance to the Lockbox; and deposit directly into the Lockbox Account all funds received by the Borrower, if any, from purchasers of production from the Mortgaged Properties. Funds received in the Lockbox shall be transferred daily by the Lender to the Lockbox Account. Prior to the occurrence of an Event of Default, the Borrower shall have full access to the Lockbox Account and all funds of Borrower therein by way of draft, check, wire transfer of funds, or otherwise. Upon the occurrence of an Event of Default, access by the Borrower to the Lockbox Account and the funds therein shall terminate, and the Lender may, at its option, apply any or all of such funds to the Obligations, whether matured or unmatured. Nothing contained herein, however, shall be construed to grant to Lender a security interest in, or otherwise encumber, any funds of royalty owners, other working interest owners, partnerships for which Borrower acts as general partner, or other third parties for which Borrower receives and disburses proceeds in the ordinary course of business.

          5.21 Interest Rate Hedge. Enter into an agreement hedging the interest rate risk associated with a minimum of $20,000,000 of the Commitment Amount for a minimum of 24 months. All interest rate hedges will be executed with the Lender or an entity acceptable to the Lender.


                                   ARTICLE VI
                                   ----------

                               NEGATIVE COVENANTS
                               ------------------

          So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:

          6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days over due date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) other Indebtedness not exceeding $150,000.00 in the aggregate at any time outstanding,
(d) Indebtedness arising under production sales agreements, operating agreements, oil, gas and mineral leases, processing agreements and similar agreements customary in the oil and gas business and entered into by Borrower in the ordinary course of business, (e) any renewals and extensions or substitutions or replacements of any of the foregoing; (f) crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreements, in form and substance and with a Person acceptable to the Lender, provided that (i) each commitment issued under such agreement must also be approved by the Lender, (ii) such agreements shall not be entered into with respect to Mortgaged Properties constituting more than

75% of the present value of estimated future net revenues, computed using a discount factor of 10%, of all proved developed producing Mortgaged Properties, and (iii) that the floor prices in such agreements are not less than the prices used by the Lender in its most recent Borrowing Base determination, and (g) any Indebtedness with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or agreements entered into by the borrower for the purpose of reducing the Borrower's exposure to interest rate fluctuations and not for speculative purposes, as the same may be from time to time amended, modified, restated or supplemented in form and substance and with a person acceptable to the Lender not to exceed the Commitment Amount and maturity not beyond the Commitment Termination Date.

          6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, (c) any Contingent Obligations, Indebtedness arising under production sales agreements, operating agreements, oil, gas and mineral leases, processing agreements and similar agreements customary in the oil and gas business and entered into by Borrower in the ordinary course of business and (d) with respect to other Indebtedness permitted under the Agreement.

          6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens of the types described in (a) through (g) of the definition thereof with respect to Oil and Gas Properties or Permitted Liens with respect to other Property.

          6.4 Sales of Assets. Without the prior written consent of the Lender, sell, transfer, or otherwise dispose of, in one or any series of transactions, assets, whether now owned or hereafter acquired and which are included in the calculation of the Borrowing Base with a present value which exceeds $500,000 or unlimited if not included in the Borrowing Base, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower, (c) transfers resulting from casualty or condemnation of Property, (d) intercompany sales or transfers of goods, (e) licenses or sublicenses of Intellectual Property and general intangibles and licenses, leases or subleases of other Property in the ordinary course of business and which do not materially interfere with Borrower's business or operation or otherwise have a Material Adverse Effect, and (f) sales of any investment assets (including, without limitations, stocks, bond, cash equivalents, etc.) in the ordinary course of business.

          6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

          6.6 Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

          6.7 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, and (b) advances to employees of the Borrower for the payment of expenses in the ordinary course of business.

          6.8 Investments. Acquire investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to (a) the purchase or acquisition of, or other investment in, whether directly or indirectly, Oil and Gas Properties, and other assets relating thereto, including, without limitation, assets or properties associated with the exploration, development, production, marketing, processing or transportation of such Oil and Gas Properties and the hydrocarbons and other minerals produced therefrom, and (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, or (ii) Bank One, Texas, N.A. banker's acceptances and certificates of deposit or other deposit accounts maintained with any financial institution having a combined capital and surplus in excess of $250,000,000.

          6.9 Dividends. Effective December 31, 1997, declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock except for dividends or distributions payable solely in shares of the common capital stock or additional shares of preferred stock of Borrower. Notwithstanding the above, cash dividends on any preferred stock will be allowed if Borrower maintains a minimum ratio of Cash Flow to Debt Service of 1.20 to
1.00 and no Default or Event of Default exists and the payment of such dividends would not result in an Event of Default.

          6.10 Changes in Corporate Structure. Enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution). Notwithstanding the foregoing (a) any Subsidiary may merge with Borrower provided that Borrower is the surviving entity, or with one or more Subsidiaries provided that if any merger is between a wholly-owned Subsidiary and a Subsidiary which is not a wholly-owned Subsidiary, such wholly-owned Subsidiary shall be the surviving entity, (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or another wholly-owned Subsidiary, (c) any inactive Subsidiary or Subsidiary not material to the operations of Borrower and its Subsidiaries taken as a whole may be liquidated or dissolved, and (d) mergers, consolidations or dissolutions by any Subsidiary of Borrower to change state of incorporation or to change the form of entity are not prohibited.

          6.11 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof which include, without limitation, the acquisition, exploration, production, processing, transporting and development of oil and gas properties.

          6.12 Rental or Lease Agreements. Enter into any contract to rent or lease any Properties, real or personal, the aggregate of rental and lease payments under which in any calendar or fiscal year will exceed the sum of $500,000.00; provided, however, the foregoing restriction shall not apply to oil, gas, and mineral leases.

          6.13 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA in excess of $500,000, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to
Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

          6.14 Current Ratio. Permit the ratio of Current Assets to Current Liabilities on a quarterly consolidated basis to be less than 1.00 to 1.00.

          6.15 Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than the amount existing on June 30, 1997, less $500,000, plus 90% of positive Net Income and 75% of the net proceeds realized from the sale or issuance of equity for all fiscal periods ending subsequent to June 30, 1997.

          6.16 Debt Coverage Ratio. Effective December 31, 1997, ;permit, as of the close of any fiscal quarter, on a consolidated basis, the ratio of Cash Flow to Debt Service to be less than 1.10 to 1.00.

          6.17  Capital Expenditures.   Make expenditures for capital or fixed
assets in any fiscal year other than for domestic oil and gas properties and related assets required in the ordinary course of business and not to exceed the aggregate amount of $50,000.00.

          6.18  General and Administrative Expenses.   Effective December 31,
1997, Borrower shall not permit general and administrative expenses to be more than 14% of gross revenues as determined on a rolling four quarter basis.

                                  ARTICLE VII
                                  -----------

                               EVENTS OF DEFAULT
                               -----------------

           7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

          (a) default shall be made by the Borrower in the payment or prepayment when due of any installment of principal or interest under this Agreement or the Note or in the payment when due of any fee or other sum payable under any Loan Document;

          (b) default shall be made by the Borrower in the due observance or performance of any of its obligations under the Loan Documents, and such default shall continue for 30 days after the earlier of written notice thereof to the Borrower by the Lender or knowledge thereof by the Borrower;

          (c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue or misleading in any material respect as of the date the facts therein set forth were stated or certified;

          (d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness, any other credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto the effect of which would have a Material Adverse Effect;

          (e) the Borrower shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrower to obtain a Loan or the issuance of a Letter of Credit, and such inability shall continue for a period in excess of 30 days;

          (f) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors,
     (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

          (g) an order, judgment, or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 90 days;

          (h) the levy against any significant portion of the Property of the Borrower or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 90 days after the entry thereof;

          (i) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $500,000, and such order, judgment, or decree shall not be dismissed or stayed within 90 days of the entry thereof;

          (j) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. (S)1961 et seq.), the reasonably likely result of which would be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Lender without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

          (k) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, except as requested by the Lender, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid amounts owing thereto when due, except as requested by the Lender, or (iv) shall have suffered or permitted, while insolvent, any creditor, other than Lender, to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 90 days from the date thereof;

          (l) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens subject to Permitted Liens against the Collateral purportedly covered thereby;

          (m) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by the Lender; or

          (n) except to the extent that the occurrence of such event would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrower or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Lender, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1(o) could subject the Borrower or any Commonly Controlled Entity to any tax (other than an excise tax under Section

     4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 30 days.

          7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations; and (iv) access by the Borrower to the Lockbox Account and all funds therein shall terminate and the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender, including, without limitation, the funds of the Borrower held in the Lockbox or Lockbox Account, and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations.

          (b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Lender may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured; and (iv) access by the Borrower to the Lockbox Account and all funds therein shall terminate and the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender, including, without limitation, the funds of the Borrower held in the Lockbox or Lockbox Account, and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations.

          (c) Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

                                 ARTICLE VIII
                                 ------------

                                 MISCELLANEOUS
                                 -------------

          8.1 Transfers; Participations. The Lender may, at any time, sell, transfer, assign, or grant participations in the Obligations or any portion thereof, provided, however, that Lender (i) shall not sell, transfer, assign or grant participations in any portion of the Obligations to Bank of Montreal or any affiliate thereof, and (ii) shall be the legal and beneficial holder of at least 20% of the Obligations at all times and Borrower shall be entitled to deal solely with Lender with respect to the payment of the Obligations and the performance of its other obligations under this Agreement and the other Loan Documents, regardless of the existence of such Transferees; and the Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrower or otherwise obtained, as the Lender determines necessary or desirable.

          8.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

          8.3 Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a) if to the Lender, to:

               Bank One, Texas, N.A.
               910 Travis Street
               Houston, Texas  77002
               Attention: Christine M. Macan
               (or for notice by mail, to:
               P.O. Box 2629
               Houston, Texas  77252-2629
               Attention: Christine M. Macan
               Title:  Vice President
               Telephone: (713) 751-3484
               Telecopy:  (713) 751-3544

          (b) if to the Borrower, to:

               Sheridan Energy, Inc.
               1000 Louisiana, Suite 800

               Houston, Texas 77002
               Attention: B.A. Berilgan
               Title:  President and CEO
               Telephone: (713) 651-7899
               Telecopy: (713) 651-3056

          with a copy to:

               Winstead Sechrest & Minick P.C.
               910 Travis Street, Suite 2400
               Houston, Texas  77002
               Attention:  Arthur S. Berner
               Telephone: (713) 650-2729
               Telecopy: (713) 650-2400

          Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

          8.4 Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower or the Lender shall be binding upon and inure to the benefit of the Borrower or the Lender, as the case may be, and their respective legal representatives, successors, and assigns.

          8.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

          8.6 Renewals; Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Note, or any other Loan Document.

          8.7  No Waiver; Rights Cumulative.   No course of dealing on the part
of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

          8.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

          8.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

          8.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

          8.11 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

          8.12 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

          8.13 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

          8.14 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

          8.15 ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

          8.16 ACKNOWLEDGMENT REGARDING CERTAIN PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF,
(B) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND AS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT, (C) THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND HAS RECEIVED THE ADVICE OF SUCH COUNSEL IN CONNECTION WITH ENTERING INTO THIS AGREEMENT, AND (D) THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT PROVIDE FOR THE ASSUMPTION BY ONE PARTY OF, AND/OR RELEASE OF THE OTHER PARTY, FROM CERTAIN LIABILITIES ATTRIBUTABLE TO THIS TRANSACTION OR THE ASSETS THAT SUCH PARTY WOULD OTHERWISE BE RESPONSIBLE FOR UNDER THE LAW. EACH PARTY HERETO FURTHER AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS".

          8.17 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

          8.18 Confidentiality. (a) The Lender, notwithstanding any other provision of this Agreement, shall hold all nonpublic information, trade secrets and other confidential information (collectively "Confidential Information") obtained from any of Borrower or any of its Subsidiaries or any of their respective officers, employees, agents, attorneys, accountants or Affiliates (whether furnished by Borrower or such Subsidiaries to the Lender or discovered pursuant to any inspection by the Lender) confidential and shall not make any unauthorized disclosure of any Confidential Information, or make any unauthorized use thereof of such information.

          (b) The Lender's obligations under this Section 8.18 shall not extend to:

          (i) Confidential Information which is or becomes part of the public domain or is or becomes available to the public by publication or without the disclosure by such person; or

          (ii) Confidential Information which, either prior to or subsequent to the Borrower's or a Subsidiary's disclosure to the Lender with an obligations of confidentiality, was disclosed to the Lender by a third party who did not acquire such information directly or indirectly, from such Lender, or the Borrower or any Subsidiary, or any third party who is under this obligation or confidentiality; or

          (iii) Any disclosure of confidential information by the Lender which is required by law, including deposition or trial testimony by such Person pursuant to subpoena.

          (c) The provisions of this Section 8.18 shall survive the date of termination of this Agreement.

          IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.


                                BORROWER:

                                SHERIDAN ENERGY, INC.


                                By: __________________________________________
                                    Michael A. Gerlich
                                    Vice President and Chief Financial Officer


                                LENDER:

                                BANK ONE, TEXAS, N.A.


                                By: ___________________________________________
                                    Christine M. Macan
                                    Vice President

                                   EXHIBIT I
                                   ---------

                                [FORM OF NOTE]

                                PROMISSORY NOTE
                                ---------------

$100,000,000                    Houston, Texas                September 30, 1997

          FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned ("Maker") promises to pay to the order of Bank One, Texas, N.A. ("Payee"), at its banking quarters in Houston, Harris County, Texas, the sum of ONE HUNDRED MILLION DOLLARS ($100,000,000), or so much thereof as may be advanced and outstanding against this Note pursuant to the First Amended and Restated Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the "Credit Agreement"), together with interest at the rates and calculated as provided in the Credit Agreement.

          Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

          This Note is issued pursuant to, is the "Note" under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

          This Note is issued, in whole or in part, in renewal and extension, but not in novation or discharge, of the remaining principal balance existing on September 30, 1997.

          Without being limited thereto or thereby, this Note is secured by the Security Instruments.

          THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.

                                SHERIDAN ENERGY, INC.


                                By: ___________________________________________
                                    Michael A. Gerlich
                                    Vice President and Chief Financial Officer

                                  EXHIBIT II
                                  ----------

                          [FORM OF BORROWING REQUEST]

Bank One, Texas, National Association
910 Travis Street
Houston, Texas 77002
Attention: Energy Group, 6th Floor

     Re: First Amended and Restated Credit Agreement dated as of September 30, 1997, by and between Sheridan Energy, Inc. and Bank One, Texas, National Association (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:


     1.   Loans

     (a)  Amount of new Loan: $________________

     (b)  Requested funding date: ___________, 19___

     (c) $________________ of such Loan is to be a Floating Rate Loan;

          $________________ of such Loan is to be a LIBO Rate Loan.

          Requested Interest Period for LIBO Rate Loan: ____ months.


     2.   Continuation or conversion of LIBO Rate Loan maturing on __________:

     (a) Amount to be continued as a LIBO Rate Loan is $______________________, with an Interest Period of ____ months;

     (b)  Amount to be converted to a Floating Rate Loan is $________________;
          and


     3. Conversion of Floating Rate Loan:

     (a)  Requested conversion date: __________, 19____.

     (b) Amount to be converted to a LIBO Rate Loan is $________, with an Interest Period of _____ months.

          The undersigned certifies that [s]he is the [__________] of the Borrower, has obtained all consents necessary, and as such [s]he is authorized to execute this request on behalf of the Borrower.

The undersigned further certifies, represents, and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation, or conversion under the terms and conditions of the Credit Agreement.

          Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.



                                Very truly yours,

                                SHERIDAN ENERGY, INC.


                                By: ____________________________________
                                Printed Name: __________________________
                                Title: _________________________________

                                  EXHIBIT III
                                  -----------

                        [FORM OF COMPLIANCE CERTIFICATE]

                              ______________, 19__


Bank One, Texas, National Association
910 Travis
Houston, Texas 77002
Attention: Energy Group, 6th Floor

     Re: First Amended and Restated Credit Agreement dated as of September 30, 1997, by and between Sheridan Energy, Inc. and Bank One, Texas, National Association (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

     [1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

     [1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

     2. The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on ____________________, is evidenced by the following:

     (a)  Section 6.9: Dividends

          Effective December 31, 1997, declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock except for dividends or distributions payable solely in shares of the common capital stock or additional shares of preferred stock of Borrower. Notwithstanding the above, cash dividends on any preferred stock will be allowed if Borrower maintains a minimum ratio of Cash Flow to Debt Service of 1.20 to 1.00 and no Default or Event of Default exists and the payment of such dividends would not result in an Event of Default.

                                     III-i

                                                                  Dividends Paid
          Debt Service Ratio              Debt Service Rate          In Cash

              Required                        Actual               $____________
              --------                        ------

  (b)  Section 6.14:  Current Ratio

          Permit the ratio of Current Assets to Current Liabilities on a quarterly consolidated basis to be less than 1.00 to 1.00.

               Required                        Actual
               --------                        ------

          Not less than 1.0 to 1.0          ______ to 1.0

     (c) Section 6.15:  Tangible Net Worth

          Permit Tangible Net Worth as of the close of any fiscal quarter to be less than the amount existing on June 30, 1997, less $500,000, plus 90% of positive Net Income and 75% of the net proceeds realized from the sale or issuance of equity for all fiscal periods ending subsequent to June 30, 1997.

               Required                        Actual
               --------                        ------

     (d) Section 6.16:  Debt Coverage Ratio

          Effective December 31, 1997, ;permit, as of the close of any fiscal quarter, on a consolidated basis, the ratio of Cash Flow to Debt Service to be less than 1.10 to 1.00.

               Required                        Actual
               --------                        ------

          Not less than 1.10 to 1.00          ______ to 1.0

     (e) Section 6.17:  Capital Expenditure

          Make expenditures for capital or fixed assets in any fiscal year other than for domestic oil and gas properties and related assets required in the ordinary course of business and not to exceed the aggregate amount of $50,000.00.

               Not to Exceed                   ______
               -------------

               $50,000.00/year                 $_______________


                                    III-ii

     (f) Section 6.18:  General Administrative Expenses

          Effective December 31, 1997, Borrower shall not permit general and administrative expenses to be more than 14% of gross revenues as determined on a rolling four quarter basis.

               Not to Exceed                   ______
               -------------

               see Loan Agreement              $_______________

     3. No Material Adverse Effect has occurred since the date of the Financial Statements dated as of ______________________.

          Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                        Very truly yours,

                                        SHERIDAN ENERGY, INC.


                                        By: __________________________________
                                        Printed Name: ________________________
                                        Title: _______________________________

                                    III-iii

                                  EXHIBIT IV

The following matters are excerpted from the representations and warranties set forth in Article IV of the Agreement:

LIABILITIES (4.8)

    None

LITIGATION  (4.8)

    1. Vannie Morgan Edwards, et al vs. Sheridan Energy, Inc. (formerly TGX Corporation), Number 383844, Division "A", 19th Judicial District court, Parish of East Baton Rouge, State of Louisiana.

    2. R. Gene Cobb, et al vs. Sheridan Energy, Inc. (formerly TGX Corporation), et al, United States District Court, Middle District of Louisiana, Case No. 418651, Civil Action No. 95-774-B.

    3. Samson Resources Company vs. Sheridan Energy, Inc., (formerly TGX Corporation), United States District Court, Western District of Oklahoma, Case No. CIV-97-1036-L.

    4. Tomcat Exploration, Inc., Excelsior Exploration Corporation and the Comite Gas Plant, L.L.C., vs. Sheridan Energy, Inc. (formerly TGX Corporation), 215th Judicial District Court of Harris County, Texas, Cause No. 96-61561.

ENVIRONMENTAL MATTERS  (4.12)

    1. New York - Underground storage tanks removed from Westfield yard pursuant to agreement with Belden and Blake Corporation. Soil currently being remediated.

REFUNDS  (4.17)

    None

GAS CONTRACTS (4.18)

    a.  Take-or-Pay or Prepayments
        None.

    b.  Gas Balancing - overproduction


  WELL                                                       EST. OVER-
 NUMBER            WELL NAME               OWNER             PRODUCTION   DATE
--------          -----------             -------           ------------ ------
OKT008-01     Cupp C #1 (1)          Sheridan Energy, Inc.     67,205    (3/97)
OKT017-04     Marie Smith #1-6       Sheridan Energy, Inc.     23,000    (12/95)
OKT062-01     Langston #25-A (3)     Sheridan Energy, Inc.     26,069    (12/96)
OKT093-03     Burrows #1-29          Sheridan Energy, Inc.     53,664    (12/96)
OKT139-02     State #2-33            Sheridan Energy, Inc.      8,271    (9/96)
OKT139-02     State #1-33            Sheridan Energy, Inc.     15,884    (9/96)
TXT031-01     Bryant #1-22           Sheridan Energy, Inc.     29,698    (5/96)
OKT140-01     Baker #1-22            Sheridan Energy, Inc.     38,583    (2/97)
OKT087-06     Walker #1-12           Sheridan Energy, Inc.     55,174    (12/96)
OKT098-01     Barry #1 (1)           Sheridan Energy, Inc.    116,863    (8/94)
OKT098-01     Barry #1 (2)           Amarex 78                 77,037    (8/94)
OKT098-01     Barry #1 (2)           Amarex 78A                20,819    (8/94)
LAT011-03     Norman Dowling #29-1   Sheridan Energy, Inc.     31,172    (3/97)

----------
(1) Joint Operating Agreement rejected by TGX in its Chapter 11 Bankruptcy. Pre-petition imbalance is pre-petition debt dealt with under Plan of Reorganization.

(2) Joint Operating Agreement rejected by Amarex in its Chapter 11 Bankruptcy. Pre-petition imbalance debt dealt with under Plan of Reorganization.

(3) Joint Operating Agreement rejected by Amarex Partnership in its Chapter 11 Bankruptcy. Pre-petition imbalance is pre-petition debt dealt with under Plan of Reorganization.

SUBSIDIARIES  (4.22)

    Templeton Energy Income Corporation.